Exhibit 16.1

March 20, 2013

Revolutions Medical, Inc.

670 Marina Drive, 3rd Floor

Charleston, SC 29492

We have received a copy of, and are in agreement with, the statements being made by Revolutions Medical, Inc. in Item 4.01 of its Form 8-K dated March 20, 2013, captioned “Changes in Registrant’s Certifying Accountant”,

We hereby consent to the filling of this letter as an exhibit to the afore mentioned Form 8-K.

Sincerely,

Hood & Associates, CPAs, P.C.